Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Seven Oaks Sponsor LLC

Address of Joint Filer:	445 Park Avenue, 17th Floor
New York, New York 10022

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Boxed, Inc. [BOXD]

Date of Event Requiring Statement:
(Month/Day/Year):	1/21/2022

Name of Joint Filer:	Gary S. Matthews

Address of Joint Filer:	c/o Boxed, Inc.
451 Broadway
New York, New York 10013

Relationship of Joint Filer to Issuer:	Director and Chairman of the Board

Issuer Name and Ticker or Trading Symbol:	Boxed, Inc. [BOXD]

Date of Event Requiring Statement:
(Month/Day/Year):	1/21/2022